Exhibit 99.1

Tronox Reports Second Quarter 2016 Financial Results

Second Quarter Highlights:

•	Revenue of $537 million; net loss attributable to Tronox Limited of $50 million; adjusted EBITDA of $71 million (Non-GAAP)

•	Income from operations of $8 million; GAAP EPS of ($0.42); adjusted EPS of ($0.43)

•	TiO2 segment operating income of $6 million; adjusted EBITDA of $59 million up 168 percent from first quarter; free cash flow of $49 million(1)

•	Alkali segment operating income of $11 million; adjusted EBITDA of $28 million; free cash flow of $17 million

•	TiO2 Operational Excellence cash generation program ahead of schedule; generated additional $43 million cash from cost reductions and additional $104 million cash from working capital reductions in the first half 2016

•	Pigment selling prices increased 5 percent sequentially; further selling price improvement expected in third quarter

•	TiO2 and Alkali ratified new multi-year labor contracts for mining and production operations in South Africa and Green River, Wyo., respectively

•	Cash of $188 million and total liquidity of $460 million(2)

•	Board declared quarterly dividend of $0.045 per share payable on September 1, 2016 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on August 17, 2016

(1) Free cash flow equals cash flow provided by (used in) operating activities less capital expenditures (Non-GAAP)
(2) Total liquidity includes cash on hand and availability under current revolvers

STAMFORD, Conn., (August 3, 2016) – Tronox Limited (NYSE:TROX) today reported second quarter 2016 revenue of $537 million compared to $617 million in the second quarter 2015 and $475 million in the first quarter 2016.  Income from operations of $8 million improved from an operating loss of $50 million in the year-ago quarter and an operating loss of $29 million in the prior quarter.  Net loss attributable to Tronox Limited was $50 million, or $0.42 per diluted share, which included restructuring income of $1 million, or $0.01 per diluted share, compared to a net loss attributable to Tronox Limited of $119 million, or $1.03 per diluted share in the year-ago quarter and a net loss attributable to Tronox Limited of $91 million, or $0.78 per diluted share in the prior quarter.  Adjusted net loss attributable to Tronox Limited was $51 million, or $0.43 per diluted share.  Adjusted EBITDA was $71 million compared to $67 million in the year-ago quarter and $40 million in the prior quarter.

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Tom Casey, chairman and CEO of Tronox, said: “Our TiO2 business generated considerable momentum in the second quarter, reporting adjusted EBITDA of $59 million, which represents a 168 percent improvement over our first quarter result.  We benefited from pigment selling price increases, healthy demand growth and our continued strong operating cost performance.  Pigment selling prices increased sequentially for the first time since 2012 and we expect to see another sequential improvement in the third quarter as announced price increases roll across our global customer base.  We continue to match pigment production volumes to robust sales volumes and keep inventory at or below normal levels, even though our utilization rate increased to the mid-90s percent range in the quarter.  We believe pigment inventories are normal or below normal at both customer and producer levels across the globe. Our Alkali business continues to operate in a sold-out mode and deliver significant free cash flow to the company.  Both TiO2 and Alkali ratified new multi-year labor contracts for our operations in South Africa and Green River, Wyo, respectively.”

Casey concluded: “We believe that the second quarter marked the turn in pigment pricing and we expect feedstock prices to follow within a few quarters.  It also marked the halfway point of our three-year Operational Excellence program in TiO2 to generate more than $600 million of aggregate cash from cost and working capital reductions over the period 2015-2017. We are ahead of schedule in meeting our targets.  Cash generated from annual cost reduction totals $220 million through the first half of 2016.  2015 initiatives generated $90 million in 2015 and, after an additional $3 million of costs to achieve the 2015 savings that were paid in 2016, we sustained $87 million of these savings in the first half of 2016.  2016 initiatives generated an additional $43 million in the first half.  Cash delivered from working capital reductions totals $202 million through the first half of 2016.  In 2015, $98 million was delivered and an additional $104 million was delivered in the first half of 2016.  Total Operational Excellence aggregate cash generation totals $422 million through the first half 2016.”

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Second Quarter 2016

Tronox TiO2

TiO2 segment revenue of $333 million was 19 percent lower than $409 million in the year-ago quarter, primarily the result of lower pigment selling prices and lower titanium slag sales volumes.  Pigment products sales of $244 million declined 8 percent compared to $266 million in the year-ago quarter, as sales volumes increased 3 percent and average selling prices declined 11 percent (11 percent on a local currency basis).  Higher sales volumes were realized in North America and Asia-Pacific, while sales volumes in EMEA and Latin America were lower than year-ago levels. Selling prices were lower in all regions.  Titanium feedstock and co-products sales of $73 million were 37 percent lower than $116 million in the year-ago quarter, driven primarily by lower sales for titanium slag and pig iron and lower zircon selling prices.  Titanium slag sales volumes in the quarter were one-third the level of those in the year-ago quarter and selling prices were 23 percent lower.  Sales volumes for natural rutile increased 58 percent while selling prices declined 14 percent.  Zircon sales volumes increased 3 percent and selling prices were 16 percent lower than the year-ago quarter. Pig iron sales volumes declined 27 percent and selling prices were 24 percent lower.  Lower pig iron sales can be attributed to lower production as production was curtailed at two furnaces starting in the second quarter of last year.  Pig iron is a by-product of making titanium slag in our furnaces in South Africa.  Pig iron selling prices are correlated to market pricing for iron ore.

Compared sequentially, TiO2 segment revenue of $333 million increased 17 percent versus $285 million in the first quarter, driven by higher pigment sales and feedstock and co-products sales volumes.  Pigment products sales of $244 million increased 13 percent compared to $216 million in the first quarter, as sales volumes increased 8 percent and selling prices increased 5 percent (4 percent on a local currency basis).  Sales volumes were higher in North America and Asia-Pacific and lower in EMEA and Latin America.  Selling prices were higher in all regions.  Titanium feedstock and co-products sales of $73 million increased 28 percent compared to $57 million in the first quarter, led by higher titanium slag and zircon sales volumes.  Zircon sales volumes increased 56 percent, including a shipment that was rescheduled from the first quarter to the second quarter, while selling prices were 10 percent lower than the prior quarter. In the second quarter, our first shipment of zircon was made from our new Fairbreeze mine.  We expect zircon sales volumes in 2016 to exceed those of 2015 by approximately 5 percent as we ramp up production to match market demand.  Natural rutile sales volumes and selling prices were level to the first quarter.  Pig iron sales volumes increased 9 percent and selling prices remained level.

TiO2 segment operating income of $6 million improved from an operating loss of $41 million in the year-ago quarter and an operating loss of $36 million in the prior quarter.  With cash provided by operating activities of $67 million and capital expenditures of $18 million, TiO2 delivered free cash flow of $49 million in the second quarter.

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Despite lower selling prices in all major products in the segment, TiO2 segment adjusted EBITDA of $59 million increased 64 percent from $36 million in the year-ago quarter, driven by significant cost reductions resulting from the Operational Excellence program and the favorable impact of foreign exchange on production costs, partially offset by the impact of feedstock production curtailments.

Compared sequentially, adjusted EBITDA of $59 million improved by 168 percent from $22 million in the first quarter, driven by significant pigment price increases and production cost reductions, higher sales volumes across the segment and the benefit of higher pigment production efficiency and plant utilization.

TiO2 successfully negotiated a new two-year labor agreement for its South Africa operations.  The new agreement, which expires on June 30, 2018, was negotiated and ratified without any work stoppages.

Tronox Alkali

Alkali segment revenue of $204 million was 2 percent lower than $208 million in the year-ago quarter, as sales volumes and selling prices were both 1 percent lower.  In the domestic market, sales volumes increased 5 percent, driven by continued strong demand growth, particularly in flat glass and chemicals markets.  Domestic selling prices were level, as price increases in the low single-digit percent range implemented in annual contracts at the beginning of the year were offset by customer mix in the quarter.  In export markets, sales volumes were 6 percent lower, as a higher portion of production volumes was allocated to domestic markets to meet strong demand growth.  Selling prices in export markets declined 6 percent primarily due to lower prices in Asia.  Chinese soda ash producers lowered domestic and export prices in the fourth quarter last year as raw material, shipping and energy cost deflation and currency devaluation lowered their costs.

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Compared sequentially, Alkali revenue of $204 million increased 7 percent from $190 million in the first quarter.  Sales volumes increased 10 percent driven by broad-based domestic and export demand growth.  Domestic sales volumes increased 8 percent and export sales volumes increased 12 percent.  Selling prices were 2 percent lower, as domestic selling prices declined 2 percent due to customer mix while export selling prices were level to the prior quarter.

Alkali segment operating income of $11 million declined from $25 million in the year-ago quarter and $20 million in the prior quarter.  With cash provided by operating activities of $21 million and capital expenditures of $4 million, Alkali delivered free cash flow of $17 million in the second quarter.

Alkali segment adjusted EBITDA of $28 million declined from a record $50 million in the year-ago quarter, driven primarily by items in the current quarter totaling approximately $9 million that did not occur in the year-ago quarter, as well as by lower export sales, higher inflation-driven operating costs and unplanned maintenance.  These items were the move of our longwall mining machine, the transition from a shared services agreement with the business’ prior owner to a Tronox system and labor agreement supply reliability planning costs.  Compared sequentially, Alkali adjusted EBITDA of $28 million declined from $35 million, as higher sales volumes were more than offset by the same items totaling approximately $9 million that also did not occur in the prior quarter.

Alkali successfully negotiated a new three-year labor agreement with employees at its Green River, Wyo. production facility.  The new agreement, which expires June 30, 2019, was negotiated and ratified without work stoppage.

Corporate

Corporate loss from operations was $9 million in the second quarter compared to a loss from operations of $34 million in the year-ago quarter, which included $21 million of professional fees incurred for the Alkali acquisition, and a loss from operations of $13 million in the prior quarter.  Corporate adjusted EBITDA was ($16) million compared to adjusted EBITDA of ($19) million in the year-ago quarter and adjusted EBITDA of ($17) million in the prior quarter.  Corporate cash used in operations was $20 million in the quarter.

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Consolidated

Selling, general and administrative expenses in the second quarter were $50 million, compared to $72 million in the year-ago quarter, which included $21 million of professional fees incurred for the Alkali acquisition, and $47 million in the prior quarter.  Interest and debt expense of $46 million compares to $52 million in the year-ago quarter, which included an $8 million bridge financing fee related to the Alkali acquisition, and $46 million in the prior quarter.  On June 30, 2016, gross consolidated debt was $3,055 million, and debt, net of cash and cash equivalents, was $2,867 million.  Liquidity was $460 million including cash and cash equivalents on the balance sheet of $188 million as of June 30, 2016.  Capital expenditures were $22 million and depreciation, depletion and amortization was $60 million.

Second Quarter 2016 Webcast Conference Call

Webcast Conference Call: Thursday, August 4, 2016, at 8:30 a.m. ET (New York).  The live call is open to the public via Internet broadcast and telephone

Internet Broadcast:  http://www.tronox.com/
Dial-in telephone numbers:
U.S. / Canada: +1.877.831.3840
International: +1.253.237.1184
Conference ID: 46571956

Conference Call Presentation Slides will be used during the conference call and are available on our website at http://www.tronox.com/

Webcast Conference Call Replay: Available via the Internet and telephone beginning on Thursday August 4, 2016 at 11:30 a.m. ET (New York) until 11:30 p.m. ET (New York) on Tuesday August 9, 2016

Internet Replay: www.tronox.com
Replay dial-in telephone numbers:
U.S. / Canada: +1.855.859.2056
International: +1.404.537.3406
Conference ID: : 46571956

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Upcoming Conferences

During the third quarter 2016 a member of management is scheduled to present at the following conferences:

•	UBS Global Chemicals Conference, New York, September 7, 2016

•	RBC Global Industrials Conference, Las Vegas, September 8, 2016

•	Credit Suisse Basic Materials Conference, New York, September 13, 2016

•	Credit Suisse Global Credit Products Conference, Miami, September 22-23, 2016

•	Deutsche Bank Leveraged Finance Conference, Phoenix, September 27-28, 2016

Accompanying conference materials will be available at http://investor.tronox.com

About Tronox

Tronox Limited operates two vertically integrated mining and inorganic chemical businesses. Tronox TiO2 mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. Tronox Alkali mines trona ore and manufactures natural soda ash, sodium bicarbonate, caustic soda, and other compounds which are used in the production of glass, detergents, baked goods, animal nutrition supplements, pharmaceuticals, and other essential products.  For more information, visit www.tronox.com

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company's filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited's operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, free cash flow and adjusted net loss attributable to Tronox.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies.  The non-U.S. GAAP financial measures are provided to enhance the user's overall understanding of the company's operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company's financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

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Management believes these non-U.S. GAAP financial measures:

•	Reflect Tronox Limited's ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information to investors and others in understanding and evaluating Tronox Limited's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or unusual in nature;

•	Assist investors to assess the company's compliance with financial covenants under its debt instruments;

•	Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies, and

•	We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis provide useful information about our operating results to investors and securities analysts. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period.

Media Contact: Bud Grebey
Direct: +1.203.705.3721

Investor Contact: Brennen Arndt
Direct: +1.203.705.3722

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TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (US GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015
Net sales	$537	$617	$1,012	$1,002
Cost of goods sold	480	593	935	943
Gross profit	57	24	77	59
Selling, general, and administrative expenses	(50)	(72)	(97)	(116)
Restructuring income (expense)	1	(2)	(1)	(2)
Income (loss) from operations	8	(50)	(21)	(59)
Interest and debt expense, net	(46)	(52)	(92)	(86)
Gain on extinguishment of debt	-	-	4	-
Other income (expense), net	-	(5)	(9)	(1)
Loss before income taxes	(38)	(107)	(118)	(146)
Income tax provision	(10)	(11)	(22)	(18)
Net loss	(48)	(118)	(140)	(164)
Net income attributable to noncontrolling interest	2	1	1	4
Net loss attributable to Tronox Limited	$(50)	$(119)	$(141)	$(168)

Loss per share, basic and diluted	$(0.42)	$(1.03)	$(1.21)	$(1.45)
Weighted average shares outstanding, basic and diluted (in thousands)	116,184	115,569	116,052	115,472

Other Operating Data:
Capital expenditures	$22	$61	$55	$93
Depreciation, depletion and amortization expense	$60	$75	$115	$140

TRONOX LIMITED
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED  (U.S. GAAP)
TO ADJUSTED NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED (NON-U.S. GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net loss attributable to Tronox Limited (U.S. GAAP)	$(50)	$(119)	$(141)	$(168)

Acquisition related matters (a)	-	36	-	34
Restructuring (income) expense (b)(d)	(1)	2	1	2
Gain on extinguishment of debt (c)	-	-	(4)	-
Adjusted net loss attributable to Tronox Limited (non-U.S. GAAP)	$(51)	$(81)	$(144)	$(132)

Basic and diluted loss per share attributable to Tronox Limited (U.S. GAAP)	$(0.42)	$(1.03)	$(1.21)	$(1.45)

Acquisition related expense, per share	-	0.31	-	0.29
Restructuring (income) expense, per share	(0.01)	0.02	0.01	0.02
Gain on extinguishment of debt, per share	-	-	(0.03)	-
Basic and diluted adjusted income (loss) per share attributable to Tronox Limited (non-U.S. GAAP)	$(0.43)	$(0.70)	$(1.23)	$(1.14)

Weighted average shares outstanding, basic and diluted (in thousands)	116,184	115,569	116,052	115,472

(a)   One-time non-operating items and the effect of acquisition. During 2015, transaction costs consist of costs associated with the acquisition of the Alkali business, including banking, legal and professional fees. During the three months ended June 30, 2015, $9 million, $19 million and $8 million  was recorded in "Cost of goods sold",  "Selling, general and administrative expenses" and  "Interest and debt expense, net", respectively, in the unaudited Condensed Consolidated Statements of Operations. During the six months ended June 30, 2015, $9 million, $17 million and $8 million was recorded in "Cost of goods sold",  "Selling, general and administrative expenses" and "Interest and debt expense, net", respectively, in the unaudited Condensed Consolidated Statements of Operations.
(b)   Represents severance costs associated with the shutdown of our sodium chlorate plant and other global TiO2 restructuring efforts, which was recorded in "Restructuring expense" in the unaudited Condensed Consolidated Statements of Operations.
(c)   Represents the gain associated with the repurchase of $20 million face value of the Senior Notes due 2020 and Senior Notes 2022, which was recorded in "Gain on extinguishment of debt" in the unaudited Condensed Consolidated Statements of Operations.
(d)   No income tax impact given full valuation allowance except for South Africa restructuring related costs of less than $1 million.

TRONOX LIMITED
SEGMENT INFORMATION
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

TiO2 segment	$333	$409	$618	$794
Alkali segment	204	208	394	208
Net sales	$537	$617	$1,012	$1,002

TiO2 segment	$6	$(41)	$(30)	$(32)
Alkali segment	11	25	31	25
Corporate	(9)	(34)	(22)	(52)
Income (loss) from operations	8	(50)	(21)	(59)
Interest and debt expense, net	(46)	(52)	(92)	(86)
Gain on extinguishment of debt	-	-	4	-
Other income (expense), net	-	(5)	(9)	(1)
Loss before income taxes	(38)	(107)	(118)	(146)
Income tax provision	(10)	(11)	(22)	(18)
Net loss	(48)	(118)	(140)	(164)
Net income attributable to noncontrolling interest	2	1	1	4
Net loss attributable to Tronox Limited	$(50)	$(119)	$(141)	$(168)

TRONOX LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

ASSETS	June 30, 2016	December 31 2015
Current Assets
Cash and cash equivalents	$188	$229
Restricted cash	3	5
Accounts receivable, net of allowance for doubtful accounts	405	391
Inventories, net	566	630
Prepaid and other assets	42	46
Total current assets	1,204	1,301

Noncurrent Assets
Property, plant and equipment, net	1,832	1,843
Mineral leaseholds, net	1,602	1,604
Intangible assets, net	232	244
Inventories, net	-	12
Other long-term assets	23	23
Total assets	$4,893	$5,027

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$159	$159
Accrued liabilities	156	180
Short-term debt	150	150
Long-term debt due within one year	16	16
Income taxes payable	54	43
Total current liabilities	535	548

Noncurrent Liabilities
Long-term debt	2,889	2,910
Pension and postretirement healthcare benefits	137	141
Asset retirement obligations	75	77
Long-term deferred tax liabilities	148	143
Other long-term liabilities	109	98
Total liabilities	3,893	3,917

Contingencies and Commitments
Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 65,878,206 shares issued and 65,030,835 shares outstanding at June 30, 2016 and 65,443,363 shares issued and 64,521,851 shares outstanding at December 31, 2015	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at June 30, 2016 and December 31, 2015.	-	-
Capital in excess of par value	1,510	1,500
Accumulated deficit / retained earnings	(84)	93
Accumulated other comprehensive loss	(553)	(596)
Total shareholders' equity	874	998
Noncontrolling interest	126	112
Total equity	1,000	1,110
Total liabilities and equity	$4,893	$5,027

TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Six Months Ended June 30,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(140)	$(164)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	115	140
Deferred income taxes	(3)	(2)
Share-based compensation expense	10	13
Amortization of deferred debt issuance costs and discount on debt	5	5
Pension and postretirement healthcare benefit expense	3	1
Gain on extinguishment of debt	(4)	-
Other noncash items affecting net loss	7	14
Contributions to employee pension and postretirement plans	(9)	(8)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(12)	(52)
(Increase) decrease in inventories	86	53
(Increase) decrease in prepaid and other assets	(2)	7
Increase (decrease) in accounts payable and accrued liabilities	(20)	1
Increase (decrease) in income taxes payable	20	4
Other, net	13	1
Cash provided by operating activities	69	13

Cash Flows from Investing Activities:
Capital expenditures	(55)	(93)
Proceeds from the sale of assets	1	-
Acquisition of business	-	(1,653)
Cash used in investing activities	(54)	(1,746)

Cash Flows from Financing Activities:
Repayments of debt	(23)	(9)
Proceeds from debt	-	750
Debt issuance costs	-	(15)
Dividends paid	(35)	(59)
Proceeds from the exercise of warrants and options	-	3
Cash provided by (used in) financing activities	(58)	670
Effects of exchange rate changes on cash and cash equivalents	2	(8)
Net decrease in cash and cash equivalents	(41)	(1,071)
Cash and cash equivalents at beginning of period	229	1,276
Cash and cash equivalents at end of period	$188	$205

TRONOX LIMITED
CONDENSED STATEMENT OF FREE CASH FLOWS (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30, 2016				Six Months Ended June 30, 2016

	TiO2	Alkali	Corporate	Consolidated	TiO2	Alkali	Corporate	Consolidated

Operating income (loss) (U.S. GAAP)	$6	$11	$(9)	$8	$(30)	$31	$(22)	$(21)
Depreciation, depletion and amortization expense	43	15	2	60	83	29	3	115
Other	10	2	(9)	3	28	3	(14)	17
Adjusted EBITDA (non-U.S. GAAP)	$59	$28	$(16)	$71	$81	$63	$(33)	$111

Adjusted EBITDA (non-U.S. GAAP)	$59	$28	$(16)	$71	$81	$63	$(33)	$111
Interest paid, net of capitalized interest and interest income	-	-	(18)	(18)	-	-	(86)	(86)
Income tax provision	-	-	(10)	(10)	-	-	(22)	(22)
Contributions to employee pension and postretirement plans	(4)	(1)	-	(5)	(8)	(1)	-	(9)
Deferred income taxes	-	-	(2)	(2)	-	-	(3)	(3)
Other	(14)	(2)	(12)	(28)	(8)	(2)	3	(7)

Changes in assets and liabilities
(Increase) decrease in accounts receivable	(31)	(7)	-	(38)	(6)	(6)	-	(12)
(Increase) decrease in inventories	42	7	-	49	84	2	-	86
(Increase) decrease in prepaid and other assets	(2)	(3)	-	(5)	(3)	-	1	(2)
Increase (decrease) in accounts payable and accrued liabilities	10	(3)	27	34	(19)	8	(9)	(20)
Increase (decrease) in income taxes payable	-	-	9	9	-	-	20	20
Other, net	7	2	2	11	7	2	4	13
Subtotal	26	(4)	38	60	63	6	16	85

Cash provided by (used in) operating activities	67	21	(20)	68	128	66	(125)	69

Capital expenditures	(18)	(4)	-	(22)	(35)	(20)	-	(55)
Free cash flow (non-U.S. GAAP)	$49	$17	$(20)	$46	$93	$46	$(125)	$14

TRONOX LIMITED
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net loss (U.S. GAAP)	$(48)	$(118)	$(140)	$(164)
Interest and debt expense, net	46	52	92	86
Interest income	(1)	(2)	(2)	(4)
Income tax provision	10	11	22	18
Depreciation, depletion and amortization expense	60	75	115	140
EBITDA (non-U.S. GAAP)	67	18	87	76
Amortization of inventory step-up from purchase accounting (a)	-	9	-	9
Alkali transaction costs (b)	-	21	-	27
Restructuring (income) expense (c)	(1)	2	1	2
Gain on extinguishment of debt (d)	-	-	(4)	-
Foreign currency remeasurement (e)	2	6	7	4
Other items (f)	3	11	20	13
Adjusted EBITDA (non-U.S. GAAP) (g)	$71	$67	$111	$131

(a) Amortization of inventory step-up from purchase accounting related to the acquisition of the Alkali business which is included in “Cost of goods sold” in the unaudited Condensed Consolidated Statements of Operations.
(b) One-time non-operating items and the effect of acquisition which is included in "Selling, general and administrative expenses" in the unaudited Condensed Consolidated Statements of Operations.
(c) Represents severance and other costs associated with the shutdown of our sodium chlorate plant, and other global TiO2 restructuring efforts, and the Alkali Transaction which was recorded in "Restructuring expense" in the unaudited Condensed Consolidated Statements of Operations.
(d) Represents the gain associated with the repurchase of $20 million face value of the our Senior Notes due 2020 and Senior Notes 2022, which was recorded in "Gain on extinguishment of debt" in the unaudited Condensed Consolidated Statements of Operations.
(e) Represents foreign currency remeasurement which is included in Other income (expense), net in the unaudited Condensed Consolidated Statements of Operations.
(f) Includes noncash pension and postretirement costs, adjustment of transfer tax related to the Exxaro Transaction, share-based compensation, severance expense, insurance settlement gain, and other items included in “Selling general and administrative expenses” and "Cost of goods sold" in the unaudited Condensed Consolidated Statements of Operations.
(g) No income tax impact given full valuation allowance except for South Africa restructuring related costs of less than $1 million.

The following table reconciles income (loss) from operations, the comparable measure for segment reporting under U.S. GAAP, to Adjusted EBITDA by segments for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Tio2 segment	6	(41)	(30)	(32)
Alkali segment	11	25	31	25
Corporate	(9)	(34)	(22)	(52)
Income (loss) from operations (U.S. GAAP)	8	(50)	(21)	(59)

Tio2 segment	43	62	83	125
Alkali segment	15	12	29	12
Corporate	2	1	3	3
Depreciation, depletion and amortization expense	60	75	115	140

Tio2 segment	10	15	28	28
Alkali segment	2	13	3	13
Corporate	(9)	14	(14)	9
Other	3	42	17	50

Tio2 segment	59	36	81	121
Alkali segment	28	50	63	50
Corporate	(16)	(19)	(33)	(40)
Adjusted EBITDA (non-U.S. GAAP)	$71	$67	$111	$131